April 7, 2026

Ms. Ashley Van

Dear Ashley:

Welcome to BJ’s Restaurants, Inc. (the “Company” or “BJ’s”). We are delighted to extend you the offer to join BJ’s as Senior Vice President, Accounting. Your offer is contingent upon the results of a background investigation and your acceptance of these terms.

We would like you to begin on Monday, May 11, 2026 (“Effective Date”) at 9:00 a.m. at the Company Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, CA 92647. When you arrive at the Restaurant Support Center, please ask for Jen Jaffe. Our Human Resources team will take you through your Team Member Orientation, including key Company policies, resources available to you, and information about your benefit package, and will answer any questions you may have. Please bring documentation necessary to complete your Form I-9.

I’d like to recap your offer and outline our plans for you:

1.
Duties. The Company will employ you as Senior Vice President, Accounting. In this capacity, you will perform such duties as the Company, in the exercise of its sole discretion, deems appropriate for that position. You will report to the Chief Financial Officer. Additionally, in this capacity, you also understand that you will be a “principal accounting officer” of the Company as defined by the regulations of the Securities and Exchange Commission and all other applicable laws, regulations and company policies.

2.
Employment Location. The principal location of your employment will be at the Company’s Restaurant Support Center in Huntington Beach, California. You will be expected to regularly be present at the Restaurant Support Center and also understand that it will be necessary for you to travel to the Company’s restaurant locations and to the offices of the Company’s vendor partners in order to perform certain aspects of your position as necessary.

3.
Salary. You will receive a bi-weekly gross salary of $13,076.93, which annualizes to a yearly salary of $340,000 payable in accordance with the Company’s payroll policies, as such policies may change from time to time (the “Salary”). Your compensation is subject to modification during your employment in accordance with the Company’s practices, policies and procedures.

4.
Initial Sign-On Bonus. You will receive an initial sign-on bonus in the amount of $50,000 gross, of which $25,000 will be paid to you after 30 days of employment and $25,000 will be paid to you after one year of service. You will be required to repay the Company the sign-on bonus if you resign or voluntarily terminate your employment within the first 18 months of employment for any reason except if such resignation or termination is due to i) a material adverse change or reduction in your title, role or responsibilities by the Company, except in connection with the termination of your employment for Cause, upon your death, or upon your voluntary resignation, or ii) the Company’s failure to cure its material breach of this Agreement (collectively, “Good Reason”); provided, however, that a termination shall not be considered for Good Reason unless you have given notice to the Company of the event constituting Good Reason within ninety (90) days of the initial occurrence thereof, such event has not been cured by the Company within thirty (30) days after written notice thereof to the Company from you, and you resign no later than 180 days after the initial occurrence of such event.

5.
Annual Bonus. As a Senior Vice President in our Restaurant Support Center, you will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with an annual cash incentive opportunity of 55% of your base salary for fiscal year 2026. There is a current multiplier of 75% to 125% of the bonus opportunity based on individual impact and performance. Your 2026 cash incentive opportunity will be prorated to reflect your time worked during 2026. Any earned cash incentive opportunity would be paid by mid-March 2027 in accordance with the provisions of the 2026 AIP. You must be employed and in good standing as of the payment date in 2027 to receive any 2026 cash incentive. In the event of termination or resignation prior to receipt of any cash incentive, you will not be entitled to, or be considered eligible to, receive any prorated cash bonus under the Company’s Annual Incentive Plan. While the Company currently intends to offer annual cash incentive plans in future years, the continued offering of any such plan and the opportunity percentage will be at the sole discretion of the Company’s Board of Directors.

6.
Initial Equity Award. Subject to applicable securities laws, a recommendation will be made to the Compensation Committee of the Company’s Board of Directors to grant you an equity award pursuant to the Company’s Equity Incentive Plan that will be valued at $300,000. Your new hire grant will be made on July 15, 2026. You will receive this award in the form of 50% in restricted stock units (RSUs) and 50% in non-qualified options (NQ options) to purchase the Company’s common stock. The number of RSU shares will be determined using the Company’s methodology on the grant date of the award. The number of NQ option shares under the award, if any, will be determined with the estimated “fair value” of a NQ option calculated using the Black-Scholes option pricing model on the grant date of the award. For example, if the “fair value” of a NQ option for the Company’s common stock is $10.00 on the grant date, then you would be awarded options to purchase 15,000 shares of the Company’s common stock ($150,000 / $10.00). The actual “fair value” calculation on the grant date of your award may be higher or lower than this example. Vesting for this award, regardless of whether it is NQ options or RSUs, will be 33.33% annually, beginning with the first anniversary of their grant date, over a total of three (3) years.

7.
Annual Equity Award. You will also be eligible for additional grants of equity awards from time to time at the discretion of the Compensation Committee of the Board. Annual equity grants are typically made on or around January 15 of each year, and our annual target is $180,000 for this role. In 2026, the annual equity award was granted with the following equity mix: (1) 60% in Performance Share Units (PSUs) based on achievement of a Total Shareholder Return metric specified at the beginning of the performance period; (2) 40% in RSUs. Vesting of the RSUs has historically been 33.33% annually, beginning with the first anniversary of their grant date, over a total of three (3) years, and vesting of any of the PSUs has historically been at the conclusion of the three-year performance period, based on the achievement of the metrics set forth in the PSU grant materials. While the Company currently intends to offer annual equity grants in future years, the continued offering of such grants and the amount and form of the equity will be at the sole discretion of the Company’s Board of Directors.

8.
Other Benefits. Following 30 days from your Effective Date, you will be entitled to enroll in any benefit plan that the Company may offer to its team members from time to time, according to the terms of such plan, including, but not limited to, the Company’s health insurance program, which will become effective the first of the month after enrollment. The Company will reimburse you for the cost of COBRA for up to 60 days during the waiting period before you are entitled to enroll in the Company’s medical insurance plan. Nothing contained in this offer letter shall affect the right of the Company to terminate or modify any such plan, or other benefit, in whole or in part, at any time and from time to time.

9.
Business Expenses. You will be reimbursed for expenses you incur that are directly related to the Company’s operations and business, pursuant to the provisions of the Company’s business expense reimbursement policy. A Company-provided business credit card, a cell phone and laptop will be issued to you for Company business purposes. You will receive a dining (“red”) card which will cover unlimited BJ’s food purchases (excluding alcohol and tip) and will be subject to the terms of our Dining Policy.

10.
Performance and Salary Review. You will receive a performance and salary review annually at the end of each fiscal year in accordance with the Company’s policies. A review is not a guarantee of a salary increase.

11.
Paid Absences. The Company does not have a formal paid vacation policy for our Director-level and above team members. Accordingly, you are expected to use your reasonable judgment and professional discretion when requesting paid time off for any reason, in light of your current work schedule and the Company’s business and operational requirements. Paid absences should be reasonably requested in advance and approved by your supervisor.

12.
Termination With or Without Cause. Your employment is at will and may be terminated by you or the Company, at any time, with or without notice, and with or without cause. If the Company terminates your employment without cause (for reasons other than your death or disability) or you resign for Good Reason (as defined above), on or after the Effective Date, you will be eligible to receive a severance payment of six (6) months, plus an additional month for every year of service, up to 12 months, of your annual Salary then in effect and, if you are not covered by any other comprehensive group medical insurance plan, the Company will also pay you an amount equivalent to the employer portion of your COBRA payments for the severance period. Any severance amounts paid will be based upon your then-current annual base salary at the time employment ends and will be paid in a lump sum, less applicable withholdings. The aforementioned severance payment is conditioned upon your agreement to release all claims, if any, you may have against the Company and/or any of its employees, officers, agents and representatives, insofar as permissible under the law. For the purpose of the severance payment provision in this Agreement only, “Cause” shall include, but is not limited to:

(i)
failure by you to perform your duties expected by the Company, other than such failure resulting from your incapacity due to physical or mental illness, after there has been delivered to you a written demand for performance from the Company which demand identifies the basis for the Company’s belief that you have not performed your duties and providing you a reasonable opportunity to cure, to the extent curable, within 30 calendar days after such notice is received by you, following an initial demand for performance;
(ii)
dishonesty, incompetence or gross negligence in the discharge of your duties;
(iii)
theft, embezzlement, fraud, act or acts of dishonesty undertaken by you with the intent of resulting or actually resulting in personal gain or enrichment of you or others at the expense of the Company and/or your conviction of a felony;
(iv)
reckless or intentional breach of confidentiality or the unauthorized disclosure or use of the Company's inside information, trade secrets or other proprietary or confidential information of the Company;

(v)
indictment, conviction or plea of nolo contendere of a felony or crime of moral turpitude by you; breach of the Company's Code of Integrity, Ethics and Conduct and/or any of its anti-harassment and anti- discrimination policies; or breach of the Company's other policies and procedures after providing you with a reasonable opportunity to cure;
(vi)
a material and uncured breach of the terms and conditions of this Agreement;
(vii)
conduct that causes demonstrable injury or could be reasonably expected to cause demonstrable injury to the reputation, business or assets of the Company.

Except due to a resignation/voluntary termination for Good Reason, you will not be eligible for the severance payments or benefits set forth herein if you resign from your employment with the Company for any reason or voluntarily terminate your employment.

13.
Trade Secrets/Confidentiality. You hereby acknowledge that, as a result of your position with the Company, the Company will give you access to the Company’s proprietary and confidential information and trade secrets. Therefore, as a condition of your employment and the Company’s disclosing such proprietary and confidential information to you, you agree to sign and be bound by a Trade Secrets/Confidentiality Agreement. If you have any proprietary materials, documents, electronic data or other proprietary information of your former employer(s) in your possession, you must return all originals and copies of such proprietary information, including any copies of electronically stored information from your former employers’ computer systems, email, or other electronic storage devices, and must not retain any such copies before your start date with the Company. The Company also prohibits you from disclosing or using any proprietary or confidential information of any former employer in the course of your employment with the Company or from sharing any such proprietary materials or information with anyone at the Company.

14.
Arbitration Agreement. As a condition of your employment, you agree to sign and be bound by a Mutual Arbitration Agreement, pursuant to which you and the Company will resolve any disputes that arise between you and the Company about your employment, to the extent permitted by law.

15.
Company Policies. You will be required to comply with the Company’s policies and procedures, as they may be constituted from time to time, including but not limited to those set forth in BJ’s Restaurants Restaurant Support Center Handbook and Code of Integrity, Ethics and Conduct. Notwithstanding, the terms set forth in this Agreement or any other written fully executed agreement between you and the Chief Executive Officer of the Company shall prevail over conflicting Company policies and procedures.

16.
Entire Understanding of Agreement. By signing this letter, you acknowledge that the terms described in this letter set forth the entire understanding between the parties concerning the terms of your employment and supersede all prior representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the terms of your employment by the Company. All such prior representations, understandings and agreements, both oral and written, are hereby terminated. However, nothing in this paragraph is intended to, nor does it, affect additional written agreements entered into by the parties contemporaneous with or subsequent to this agreement, including, without limitation, the Trade Secrets/Confidentiality and Arbitration Agreement referenced in Paragraphs 13 and 14 above. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

17.
At Will Employment. This letter is not intended to constitute a contract of employment but is merely intended to outline certain details of our offer of employment to you. Your employment with the Company is not for any specific period of time and is “at will.” This means that both you and the Company reserve the right to terminate the employment relationship at any time, with or without notice, for any or no particular reason or cause. While the terms of your employment and compensation may change from time to time, the “at-will” nature of your employment with the Company will not and cannot change.

18.
Severability. If any provision contained in this letter is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

The terms of this offer of employment expire in ten (10) days from the date hereof. Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter and returning it to me as soon as possible.

We are excited to bring you onto the BJ’s team! Please do not hesitate to call me if you have any questions.

Sincerely,

/s/ JEN JAFFE

Jen Jaffe

Executive Vice President, Chief People Officer

BJ’s Restaurants, Inc.

I accept the above offer of employment with BJ’s Restaurants, Inc. on the terms described in this letter:

/s/ ASHLEY VAN	4/7/2026
Ashley Van	Date